Exhibit 10.1
Agreement

- Beccari Antonio, Via Petronace, 13 -25124 Brescia - Italy

- Robert Lucas, 28730 Altessa Way, # 201 Bonita Springs, FL 34135 USA

Premised that

1.  Beccari is President and major shareholder of the company Euramerica Holdings Corp. (hereinafter referred to as Euramerica) constituted in the State of Delaware based in 16192 Coastal Hwy, Lewes, DE 19958

2.  Euramerica has as its objective the financial management of participating interests in several fields either in the United States and in Europe.

3.  Beccari shall expedite Euramerica company development with the objective of locating businesses that can increase the cash flow of the company which is a prerequisite for the quotation in the OTC BB.

4.  Lucas is an individual trader with extensive relations in the business community in the United States and manages some activities in the financial field and business relating to the businesses of Euramerica.

5.  Lucas has expressed to Beccari his desire to collaborate with Euramerica proposing to acquire, acting as a go-between, some participations in business sectors with considerable economic potential that can be developed quickly and yield substantial cash flow. Moreover, this collaboration might also result in the entrance of new investors that would give a boost to the company development.

6. Beccari considers that Lucas' proposals and vision may have a great impact in the strategy of Euramerica global development, and for this reason, recognizing Lucas' professional skills, he has expressed to Lucas that he would positively take into account these opportunities in case Lucas became shareholder of Euramerica and member of the Executive Board as CEO.

7.  Lucas has shown great interest in the proposal of Beccari because he shares Euramerica goals, having declared he was willing to become shareholder of the company and at the same time accepting to be CEO of Euramerica.

8.  Beccari, being President of Euramerica and majority shareholder, has every power to bind himself and Euramerica towards Lucas to sign this agreement.

NOW THEREFORE THE PARTIES HERETO AGREES AS FOLLOWS

A.   The premises shall form an integral part of this agreement

B.    Lucas undertakes to sign irrevocably, within 90 days from the date of this agreement, n. 5,000,000 new "restricted" ordinary Euramerica shares priced at $ 0,01 per share for a total amount of $ 50,000. (US Dollars).  Beccari agrees to distribute stock to individuals named by Lucas instead of him directly as a way of Lucas fulfilling obligations to certain parties which may have helped Lucas, or be affected by the acceptance of his CEO position.

C.    Lucas undertakes, moreover, to place, within 90 days from the date of the present agreement, among friends and acquaintances, N. 1.000.000 of new Euramerica shares at the price of $0.25 per share, illustrating EurAmerica development  plan and the role he has taken on.

D.    Should what anticipated in previous sections B) and C) be realized by Lucas on schedule, Beccari undertakes to assign to Lucas N. 5.373.386 of his shares free of charge, that shall be “restricted” for 36 months.

E.     Once underwritten the shares, as referred to previous section B),  Lucas will be appointed CEO of Euramerica with ordinary administration powers . As CEO, Lucas shall not receive any compensation except for a reimbursement of expenses pertaining to his role that will be carried out through the issue of a company debit-card.

F.     As far as previous section E) is concerned , Beccari, being major shareholder of Euramerica, undertakes to ratify, in a shareholders' Meeting specially summoned, the nomination of Lucas as CEO of Euramerica, entrusting him with the necessary powers for the ordinary company management. The powers for the ordinary management will be provided for in Euramerica By-Law in course of modification.

G.    Lucas shall not sell for at least 18 months from the date of this agreement, the purchased shares as referred to in section B).  Those which he has obtained free of charge as referred to in section D) may not be sold for 3 years, and therefore such shares shall not be registered with the SEC before those dates.

H.    Lucas undertakes to undersign, once he has become shareholder of all or part of the shares as referred to in sections B) and D), a shareholders' agreement together with the other shareholders, for the corporate governance and in order to regulate the assignment of shares.

I.     Should Lucas renounce to his mandate as CEO ahead of three years, he shall give back to Beccari the shares he had received free of charge, as referred to in previous section D).

J.     On taking up the role of CEO of Euramerica, Lucas shall put at the Company disposal part of his office in Naples (United States) in order to grant the company the following:

a. Employ his Secretary part time for administrative tasks of the company;

b. Install a server to hold and store the entire digital accounting and documentation of Euramerica and its subsidiaries;

c. Use the street address for sending and receiving mail;

d. Obtain a cellular telephone with a specific number assigned to the company.

K.    As far as previous section J) a-c is concerned, Euramerica shall pay to Lucas the sum of $24,000 per year, payable by the 15th of the month in April, and October of each year. The expenses referred to in sections b. and d. shall be charged to Euramerica and reimbursed to Lucas each month.

L.    Beccari, and EurAmerica Holdings Corporation, attest by the signature below that all business transactions and activities exercised in Italy, or any other European Country, in regards to bringing investments to EurAmerica Holdings Corp. in the United States of America, are being transacted in accordance with all European laws, mandates, and requirements.  EurAmerica Holdings Corp agrees to supply an opinion letter or memorandum from their attorney stating that the company is in compliance with all state and federal laws pertaining to its efforts in the various countries where it is engaged in raising money.  Letter to be supplied no later than when stock is transferred.

It is fully understood that Lucas is responsible to oversee the legal and contractual documents as they relate to American Investments, but has no responsibility of what takes place as far as the legal and contractual paperwork between European parties contracting with EurAmerica Holdings Corporation from the European side.

M.   In the event a dispute shall arise between the parties to this agreement, it is hereby agreed that the dispute shall be resolved designating a specific USA&M office or alternate service by agreement of the parties for arbitration in accordance with the applicable United States Arbitration and Mediation Rules of Arbitration. The arbitrator's decision shall be final and legally binding and judgment may be entered thereon. Each party shall be responsible for its share of the arbitration fees in accordance with the applicable Rules of Arbitration.  In the event a party fails to proceed with arbitration, unsuccessfully challenges the arbitrator's award, or fails to comply with the arbitrator's award, the other party is entitled to costs of suit, including a reasonable attorney's fee for having to compel arbitration or defend or enforce the award.

Read, confirmed and signed by the parties this 21 day of March 2012.

/s/ Robert R. Lucas                                                                             /s/ Antonio Beccari
Robert R. Lucas, CEO                                                                        Antonio Beccari, President

Shares of stock to be assigned as:

5,000,000 purchased…
3,000,000 – Moxy Trading LLC
2,000,000 – Robert R. Lucas

5,373,386 From Beccari…
1,330,000- Brian Tansey (gift from Lucas)
2,000,000 – Goran Blagojevic (gift from Lucas)
2.043,386 -To Robert R. Lucas